Exhibit 4.20

October 3, 2012

Dejour Energy (Alberta) Ltd.

c/o Dejour Energy Inc.

#598 – 999 Canada Place

Vancouver, B.C. V6C 3E1

ATTENTION:	Mr. Mathew Wong	Mr. Hal Blacker
	Chief Financial Officer	Chief Operating Officer

Dear Sir:

RE: CREDIT FACILITIES – CANADIAN WESTERN BANK / DEJOUR ENERGY (ALBERTA) LTD.

We are pleased to advise that Canadian Western Bank has approved the following amended Credit Facilities for Dejour Energy (Alberta) Ltd., subject to the terms and conditions of the accepted Commitment Letter dated May 11, 2012, as amended June 28, 2012, which terms and conditions will remain in full force and effect, as amended below.

BORROWER:	DEJOUR ENERGY (ALBERTA) LTD. (the “Borrower”)

GUARANTOR:	DEJOUR ENERGY INC. (the “Guarantor”)

LENDER:	CANADIAN WESTERN BANK (the “Bank”).

CREDIT FACILITY A:	REVOLVING REDUCING OPERATING DEMAND LOAN (the “Credit Facility A”).

MAXIMUM AMOUNT:	$6,900,000.

AVAILABILITY:	Prime Rate loans (“Prime Rate Loans”). Revolving in whole multiples of $50,000.

Availability to reduce by $100,000 per month commencing November 1, 2012.

Letters of credit and/or letters of guarantee (“L/C/Gs”) (maximum term one year). The aggregate Face Amount of L/C/Gs issued and outstanding at any time limited to $600,000 in any currency acceptable to the Bank.

FOR ALL CREDIT FACILITIES

SECURITY:	The following security (the “Additional Security”) shall be completed, duly executed, delivered, perfected and registered, where necessary, to the entire satisfaction of the Bank and its counsel, and shall form part of the Security.

	1.	Amending Commitment Letter dated October 3, 2012; and

	2.	such other security, documents, and agreements that the Bank or its counsel may reasonably request.

The Existing Security and Additional Security (together the “Security”) to be perfected/registered, at a minimum, in the Province of Alberta, in a first priority position, subject only to Permitted Encumbrances. All present and future Security shall be held by the Bank as continuing security for all present and future debts.

obligations and liabilities (whether direct or indirect, absolute or contingent) of the Borrower to the Bank including without limitation for the repayment of all loans and advances made herein and for other loans and advances that may be made from time to time in the future whether herein or otherwise. The Security shall be in form and substance satisfactory to the Bank and its counsel.

CONDITIONS PRECEDENT:	The Borrower shall have provided, executed or satisfied the following, to the Bank’s satisfaction:

	1.	all Additional Security shall be duly completed, authorized, executed, delivered by the Borrower which is a party thereto, and perfected and registered, all to the satisfaction of the Bank and its counsel;

	2.	no Default or Event of Default shall exist;

	3.	no Material Adverse Effect has occurred with respect to the Borrower or the Security;

	4.	all representations and warranties of the Borrower shall be true and correct; and

	5.	any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

REVIEW:	The next interim Review is scheduled on or before February 15, 2013, but may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE:	This Amending Commitment Letter is open for acceptance until October 10, 2012 at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel this Amending Commitment Letter at any time prior to acceptance.

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If the foregoing terms and conditions are acceptable, please sign two copies of this Amending Commitment Letter and return one copy to the Bank by the Expiry Date. This Amending Commitment Letter may be executed in any number of counterparts and delivered by facsimile or other electronic copy, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement

Canadian Western Bank appreciates the opportunity of providing this Amending Commitment Letter to Dejour Energy (Alberta) Ltd. We look forward to our continuing and mutually beneficial relationship.

Sincerely,

CANADIAN WESTERN BANK

Terri Lawrence	Doug Clark
Sr. Account Manager,	Senior AVP & Manager,
Energy Lending Group	Energy Lending Group

AGREED AND ACCEPTED this 5 day of October, 2012.

DEJOUR ENERGY (ALBERTA) LTD., as Borrower

Per:		Per:
Name:	Robert Hodgkinson	Name:	Mathew Wong
Title:	CEO	Title:	CFO

DEJOUR ENERGY INC., as Guarantor

Per:		Per:
Name:	Robert Hodgkinson	Name:	Mathew Wong
Title:	CEO	Title:	CFO

APPENDIX A

CREDIT:	Terri Lawrence, Sr. Account Manager, Energy Lending Group	Doug Clark Senior AVP & Manager, Energy Lending Group

	Direct: (403) 268-7847 Cell: (403) 990-6083 Facsimile: (403) 264-1619 Email: Terri.Lawrence@cwbank.com	Direct: (403) 750-3581 Cell: (403) 880-1882 Facsimile: (403) 264-1619 Email: Doug.Clark@cwbank.com

ADMINISTRATION:	L/C/Gs; Visa; Loan / Account Balances; Payments; Bank Drafts; Bank Confirmations; General	Account Representative: Telephone: Facsimile: E-mail:	Monique Thompson (403) 268-7841 (403) 750-3596 Monique.Thompson@cwbank.com

		Account Representative: Telephone: Facsimile: E-mail:	Mayra Mercado O’Brien (403) 750-3583 (403) 750-3596 Mayra.Mercado@cwbank.com

BRANCH:	Calgary Main Branch #100, 606 – 4 Street SW T2P 1T1	Telephone: Facsimile:	(403) 262-8700 (403) 262-4899

BUSINESS ACCOUNTS	Order Cheques; Current Account Documents/ Operations; Signing Authorities; Rates; Investments; Customer Automated Funds Transfer (CAFT)	Account Representative: Telephone: Facsimile: E-mail	Teagan Winnick (403) 268-7844 (403) 750-4899 Teagan.Winnick@cwbank.com

INTERNET BANKING	Loan/Account Balances; Traces; Stop Payments, List of Current Account Transactions; Pay Bills; Transfer Between Accounts; Exchange Rates Quotes	Website:	www.CWBANK.com

OTHER:	Personal/ Retail Banking	Manager: Telephone: Facsimile: E-mail:	William Lee (403) 268-7842 (403) 262-4899 William. Lee@cwbank.com

VALIANT TRUST:	Corporate Trust Services; Stock Transfer Agent; Employee Incentive Plans	Website: Contact: Telephone: Cell: Facsimile: E-mail:	www.VALIANTTRUST.com Les Stastook Director, Business Development
(403) 781-8754
(403) 818-6244
(403) 233-2857
Les.Stastook@valianttrust.com

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